UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 2, 2016

STEREOTAXIS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-36159	94-3120386
(Commission File Number)	(IRS Employer Identification No.)

4320 Forest Park Avenue, Suite 100, St. Louis, Missouri	63108
(Address of Principal Executive Offices)	(Zip Code)

(314) 678-6100

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On February 2, 2016, Stereotaxis, Inc. (the “Company”) received a determination letter from the Listing Qualifications Staff (the “Staff”) of The NASDAQ Stock Market LLC (“Nasdaq”) notifying the Company that it has not regained compliance with Listing Rule 5550(b)(2), the Market Value of Listed Securities (“MVLS”) Rule (the “Rule”), and as a result, the Company’s securities would be subject to delisting from Nasdaq unless the Company requests a hearing before the Nasdaq Listing Qualifications Panel (the “Panel”). As previously disclosed, in its Form 10-Q filed on August 7, 2015, the Company received notification from the Staff on August 5, 2015, that the Company did not comply with the Rule because the Company did not maintain a minimum MVLS of $35 million for the 30 consecutive business days prior to the date of the letter. The Company was provided 180 calendar days, or until February 1, 2016, to regain compliance with the Rule.

The Company intends to timely request a hearing before the Panel, at which it will present its plan to achieve compliance with the continued listing requirements for The Nasdaq Capital Market. The hearing request will automatically stay the delisting of the Company’s securities pending the issuance of the Panel’s decision following the hearing and the expiration of any extension period granted by the Panel. Under the Nasdaq Listing Rules, the Panel may, in its discretion, determine to continue the Company’s listing pursuant to an exception for a maximum of 180 calendar days from the date of the Staff’s determination letter, or through July 31, 2016. While the Company is diligently working to achieve compliance with the continued listing requirements for The Nasdaq Capital Market, there can be no assurance that the Panel will grant the Company an extension of time to achieve compliance with the applicable listing requirements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STEREOTAXIS, INC.

Date: February 5, 2016	By:	/s/ Karen Witte Duros
	Name:	Karen Witte Duros
	Title:	Sr. Vice President, General Counsel